Exhibit 99.1

Contacts:	FOR IMMEDIATE RELEASE
Tom Ward	317-685-7330 Investors
Les Morris	317-263-7711 Media

SIMON PROPERTY GROUP ANNOUNCES APPOINTMENT OF MARTA R. STEWART TO BOARD OF DIRECTORS

INDIANAPOLIS, February 12, 2018 — Simon, a global leader in premier shopping, dining and entertainment destinations, announced today that Marta R. Stewart has been appointed to its Board of Directors.

Ms. Stewart is a highly accomplished senior finance executive who spent most of her career at Norfolk Southern Corporation, retiring as Executive Vice President and Chief Financial Officer in 2017. While there, she helped craft Norfolk Southern’s strategic plan and relentlessly drove shareholder value.

“We are delighted to welcome Marta Stewart to the Simon Board of Directors. In addition to her blue chip financial background, Marta also brings a wide ranging set of business experiences which will enrich our Company,” said Dr. Karen Horn, Chairperson of Simon’s Governance and Nominating Committee.

David Simon, Chairman of the Board and Chief Executive Officer, remarked, “I am delighted that Marta has accepted our invitation to join our Board. She is a highly talented and experienced executive and her appointment is a continuation of our “board refreshment” efforts over the last several years to get the benefit of fresh and diverse perspectives from our independent directors.”

About Marta R. Stewart

Marta R. Stewart was appointed to the Board of Directors of the Company effective February 12, 2018. Ms. Stewart began her career, spending four years at Peat, Marwick (a predecessor to KPMG) and spent the balance of her professional career, spanning over 33 years, at Norfolk Southern Corporation, retiring last year as Executive Vice President and Chief Financial Officer. During her career at Norfolk Southern she assumed roles of increasing responsibility. She was named Vice President Accounting and Controller in 2003 and Vice President Finance and Treasurer in 2009 before ultimately becoming Norfolk Southern’s Executive Vice President and Chief Financial Officer in 2013.

Ms. Stewart immigrated to the United States from Cuba in 1961 and graduated from The College of William and Mary in 1979 with a business administration degree in accounting.  She is a Certified Public Accountant.

About Simon

Simon is a global leader in the ownership of premier shopping, dining, entertainment and mixed-use destinations and an S&P 100 company (Simon Property Group, NYSE:SPG). Our properties across North America, Europe and Asia provide community gathering places for millions of people every day and generate billions in annual sales. For more information, visit simon.com.